EXHIBIT 99.1

ADP ANNOUNCES SHARE DISTRIBUTION RATIO FOR SPIN-OFF

Final Distribution Ratio Announced in Anticipation of Dealer Services Spin-off into CDK Global

ROSELAND, New Jersey, September 16, 2014 – ADP® (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced that its board of directors has approved the share distribution ratio for the spin-off of CDK Global from ADP.

As previously announced, ADP anticipates that after the market close on the distribution date of September 30, 2014, the two companies will be separated through a distribution of shares of CDK Global to ADP shareholders.  On that date, ADP shareholders of record after the market close on September 24, 2014, the record date for the distribution, will receive one share of CDK Global common stock for every three shares of ADP common stock held.

About ADP
With more than $12 billion in revenues and 65 years of experience, ADP® (Nasdaq: ADP) serves approximately 637,000 clients in more than 125 countries.  As one of the world's largest providers of business outsourcing and Human Capital Management solutions, ADP offers a wide range of human resource, payroll, talent management, tax and benefits administration solutions from a single source, and helps clients comply with regulatory and legislative changes, such as the Affordable Care Act (ACA).  ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world.  For more information about ADP, visit the company's Web site at www.ADP.com.

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures.  In addition, the proposed spin-off of the Dealer Services business is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off, significant transaction costs and risks from changes in results of operations of our reportable segments.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 should be considered in evaluating any forward-looking statements contained herein.

Source: Automatic Data Processing, Inc.

Investor Relations Contact:
Sara Grilliot
973.974.7834
sara.grilliot@ADP.com

Media Contact:
Michael Schneider
973.567.1775
michael.schneider@ADP.com